UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Turning Point Brands, Inc.
(Name of Registrant as Specified In Its Charter)

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April 7, 2017

To our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Turning Point Brands, Inc. on Wednesday, May 17, 2017. The meeting will be held at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202 at 9:30 a.m. eastern daylight time.

The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter.

Please take the time to read carefully each of the proposals for stockholder action described in the accompanying proxy materials. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. Stockholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,

/s/ Lawrence S. Wexler
Lawrence S. Wexler
President and Chief Executive Officer

TURNING POINT BRANDS, INC.
5201 Interchange Way
Louisville, Kentucky 40229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2017

To the Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Turning Point Brands, Inc. (the “Company”) will be held at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202 on Wednesday, May 17, 2017 at 9:30 a.m. eastern daylight time.

At the Annual Meeting you will be asked to:

•	elect seven directors to the Board of Directors, each for a term of one year;
•	ratify the appointment of RSM US LLP as the Company’s independent auditors; and
•	transact such other business as may properly come before the meeting.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 31, 2017 are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors,

/s/ James W. Dobbins
James W. Dobbins
General Counsel and Corporate Secretary

Louisville, Kentucky
April 7, 2017

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017: Our Proxy Statement related to our 2017 Annual Meeting of Stockholders, our Annual Report on Form 10-K for the fiscal year ended on December 31, 2016 and our Annual Report to Stockholders for the fiscal year ended on December 31, 2016 are available on our website at www.turningpointbrands.com in the Investor Relations section.

i

TURNING POINT BRANDS, INC.
5201 Interchange Way
Louisville, Kentucky 40229

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2017

This proxy statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Turning Point Brands, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof. In this proxy statement, references to the “Company,” “we,” “us” or “our” refer to Turning Point Brands, Inc. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 7, 2017.

The Annual Meeting will be held at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202 on Wednesday, May 17, 2017 at 9:30 a.m. eastern daylight time, for the purposes set forth in this proxy statement and the accompanying notice of Annual Meeting.

SUMMARY OF MATTERS REQUIRING STOCKHOLDER ACTION

Proposal 1—Election of Directors

The affirmative vote of a plurality of the votes entitled to be cast by the holders of the Company’s common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for the available slot is elected for that slot. You may vote “FOR” each nominee or you may “WITHHOLD AUTHORITY” to vote for each nominee. Unless you “WITHHOLD AUTHORITY” to vote for a nominee, your proxy will be voted “FOR” the election of the individuals nominated as directors.

The Board recommends that you vote “FOR” the nominees.

Proposal 2—Ratification of the Appointment of the Company’s Independent Auditors

The proposal to ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017 will be approved if more shares present (in person or by proxy) and entitled to vote at the Annual Meeting are voted “FOR” ratification than are voted “AGAINST” ratification. You may vote “FOR” or “AGAINST” ratification, or you may “ABSTAIN” from voting on this proposal. A vote to “ABSTAIN” will have no effect on the outcome of this proposal.

The Board recommends that you vote “FOR” this proposal.

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters should properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders. Any such additional matter will be approved if more shares present (in person or by proxy) and entitled to vote at the Annual Meeting are voted in favor of such matters than are voted against.

INFORMATION ABOUT PROXIES AND VOTING

Record Date and Voting Securities

The Board has fixed the record date (the “Record Date”) for the Annual Meeting as the close of business on March 31, 2017. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were outstanding 18,823,935 shares of common stock, each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by such stockholders, unless revoked as described below.

Solicitation of Proxies

The cost of solicitation of proxies being solicited on behalf of the Board will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means by our directors, officers or employees, who receive no additional compensation for these solicitation activities. We will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable out-of-pocket expenses in sending materials to their principals.

How to Vote

Stockholders of Record

If you are a stockholder and your shares are registered directly in your name with our stock transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record” of those shares. If you are a stockholder of record, you can give a proxy to be voted at the meeting:

»	over the telephone by calling a toll-free number (1-866-883-3382);
»	online (www.proxypush.com/tpb); or
»	by completing, signing, dating, and mailing the enclosed proxy card in the envelope provided.

Even if you plan to attend the meeting, we encourage you to submit a proxy. If you do give a proxy, we must receive it by 11:59 p.m., Central Daylight Time, on May 16, 2017, or your vote will not be recorded. If you prefer, you may instead vote in person at the meeting.

The telephone and online voting procedures have been set up for your convenience and are designed to authenticate your identity, enable you to give voting instructions, and confirm that those instructions are recorded properly. If you are a stockholder of record and you would like to vote by telephone or online, please refer to the instructions set forth on the enclosed proxy card.

By giving your proxy, you authorize the individuals named on the proxy card to vote your shares in accordance with your instructions. These individuals will also have the obligation and authority to vote your shares as they see fit on any other matter properly presented for a vote at the Annual Meeting. If for any reason a director nominee is not available to serve, the individuals named as proxy holders may vote your shares at the Annual Meeting for another nominee. The proxy holders for this year’s Annual Meeting are James Dobbins and Brian Wigginton.

If you are a stockholder of record and you sign and return your proxy card (or give your proxy by telephone or online) without specifying how you want your shares to be voted with respect to both proposals, our proxy holders will vote your shares “FOR” the election of each of the nominees to the Board, and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote your shares as recommended by the Board or, if no recommendation is given, using their own discretion.

“Street Name” Stockholders

If your shares are held in a stock brokerage account or by a bank (known as holding shares in “street name”), you have the right to instruct your broker or bank how to vote your shares, and the broker or bank is required to vote in accordance with your instructions. To provide those instructions by mail, please complete, sign, date, and return your voting instruction card in the postage-paid envelope provided by your broker or bank. Alternatively, if the broker or bank that holds your shares offers online or telephone voting, you will receive information from your broker or bank about how to submit your voting instructions by those methods. Alternatively, you may vote in person at the meeting, but only if you obtain a “legal proxy” from the broker or bank that holds your shares.

If you are a street name stockholder and you do not instruct your broker or bank how to vote, your broker or bank is not permitted to vote your shares on the election of directors (known as a “broker non-vote”). Broker non-votes will have no effect on the outcome of the election of directors. Your broker will, however, have discretionary authority to vote your shares on the proposal regarding the ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017.

Changing Your Vote

If you are a stockholder of record, you may change your vote by submitting another proxy by telephone or online, by mailing another properly signed proxy card bearing a later date than your original one, or by attending the Annual Meeting and casting your vote in person. You also may revoke a proxy that you previously provided by delivering timely written notice of revocation of your proxy to our Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229.

If you hold your shares in street name and you wish to change or revoke your voting instructions, you will need to follow the instructions in the materials your broker or bank provided to you.

CORPORATE GOVERNANCE AND OUR BOARD

Director Biographies

Thomas F. Helms, Jr.   Thomas F. Helms, Jr. has been a director of our company since 1997, serving as our Non-Executive Chairman since May 2016. Mr. Helms previously served as our Executive Chairman from May 2006 to May 2016. Before that, Mr. Helms served as Non-Executive Chairman of the Board from June 1997 to May 2006. Mr. Helms has also formerly served as our President. In 1988, Mr. Helms formed our predecessor to acquire certain loose leaf chewing tobacco assets of Lorillard, Inc. Mr. Helms served as President and Chief Executive Officer of Culbro Corporation’s smokeless tobacco division from 1983 until shortly before its sale to American Maize-Products Company in 1986. From 1979 to 1982, Mr. Helms was General Manager of the Etherea Cosmetics and Designer Fragrances Division of Revlon, Inc. From 1964 to 1979, Mr. Helms was employed in marketing and sales positions in various divisions of Revlon, Inc.

We believe Mr. Helms is well-qualified to serve as a director due to his many years of experience in the tobacco industry, and in particular with our company, as well as his role in forming our predecessor. This experience provides him with a deep knowledge of both our industry and our company, which provides valuable insight to our Board.

Lawrence S. Wexler.   Mr. Wexler has served as our President and CEO since June 2009 and as President and Chief Operating Officer of North Atlantic Trading Company, Inc. (“NATC”), our primary operating subsidiary, since June 2006. Before June 2006, Mr. Wexler had been the Chief Operating Officer of NATC since June 2005, and before that, the President and Chief Operating Officer of one of our other subsidiaries beginning December 2003. Mr. Wexler was a consultant to a number of emerging marketing, communication and financial companies, advising them on financial, marketing and strategic matters, at times in an operating role from 1998 to 2003. From 1977 to 1998, he was employed by Philip Morris, USA in various positions in the Sales, Marketing and Finance Departments. As Group Director, Discount Brands, his group introduced the Basic and Alpine brands. He served as Senior Vice President of Marketing from 1992 to 1993 and Senior Vice President Finance, Planning and Information Services from 1993 until his departure in 1998. Mr. Wexler holds a bachelor of science in administrative science from Yale and a master of business administration from Stanford.

We believe Mr. Wexler is well-qualified to serve as a director of our company because of his many years of experience at our company and his prior leadership positions at other companies, both within and outside of our industry. In addition, as Chief Executive Officer, Mr. Wexler provides valuable insight to the Board on our day-to-day operations.

Gregory H. A. Baxter.   Gregory H. A. Baxter has served as a director of our company since April 2006. In October 2015, Mr. Baxter was elected to serve on the board of directors of Special Diversified Opportunities, Inc. (“SDOI”). Mr. Baxter has been an independent corporate finance consultant primarily for middle-market corporations and closely held businesses since 2005. Previously, from 2003 to 2005, he was Managing Director and Head, Hedge Fund Sales and Marketing at Diaz & Altschul Capital Management, where his primary focus was bringing its investment products to prospective corporate and institutional clients. He was also a member of the Investment Committee. Immediately before joining Diaz & Altschul, he was Managing Director and Head of Generalist/Cross-Border Mergers & Acquisitions at SG Cowen Securities Corporation, the U.S. investment bank of French bank, Société Générale from 2000 to 2002. There, he re-established the cross-border effort and worked globally in industries such as food, retail, consumer products, transportation and oil and gas. He was also a member of the SG Cowen Fairness Opinion Review Committee. Before SG Cowen, he was at Rothschild Inc. for almost six years, from 1994 to 2000, where he specialized in advising on industrial/engineering companies, including automotive, domestic and cross-border mergers, acquisitions and divestitures. He was also a founding member of SW Capital, an M&A boutique that specialized in middle-market transactions for Fortune 500 companies. Before that, he was a Vice President of Irving Trust Company’s Corporate Financial Counseling Department, providing M&A and other corporate finance advice to the bank’s clients. Mr. Baxter holds a bachelor of arts from the University of Victoria in Canada and a master of business administration from the Ivey Business School in London.

We believe Mr. Baxter is well-qualified to serve as a director of our company because of his significant experience as a financial consultant and his experience with corporate investments, mergers and acquisitions.

H. C. Charles Diao.    H. C. Charles Diao has served as a director of our company since November 2012. Mr. Diao is Senior Vice President of Finance and Corporate Development and Corporate Treasurer of DXC

Technology Company and previously Vice President and Corporate Treasurer of its predecessor, Computer Science Corp since 2012, with responsibility for and management of global treasury operations, corporate finance and capital markets, corporate development and M&A, pension plans and risk management/insurance. From 2008 to 2012, Mr. Diao was Managing Director and founder of Diao & Co., LLC, a firm that provided M&A and strategic advisory services to corporate clients, and the Chief Investment Officer of Diao Capital Management LLC, an affiliate that managed alternative investments on behalf of institutional family offices. Mr. Diao was formerly a Senior Managing Director at Bear Stearns where he was the Group Head for Special Situations Credit, a partner within the firm’s TMT investment banking practice and a member of the firm’s Investment Banking Committee and IPO Committee. Mr. Diao served as a member of the board of directors of Media General Inc., the successor via merger to New Young Broadcasting Holdings Inc., from August 2012 until January 2017. He was Chairman of its Nominating and Governance Committee and a member of both its Audit Committee and its Finance Committee. He holds a B.S.E. from Princeton University and a masters of business administration from Harvard Business School.

We believe Mr. Diao is well-qualified to serve as a director of our company because of his prior directorships and senior management experience, as well as his corporate leadership, financial and operational management experience.

David Glazek.   David Glazek has served as a director of our company since November 2012. Mr. Glazek is a Partner of Standard General L.P. and has been with Standard General since 2008. He was formerly an investment banker at Lazard Frères & Co. from 2000 to 2003 and from 2006 to 2008. Mr. Glazek holds a bachelor of arts from the University of Michigan and a J.D. from Columbia Law School.

We believe Mr. Glazek is well-qualified to serve as a director of our company because of his significant finance and private equity experience, which provides depth to the Board’s analysis of financing considerations.

George W. Hebard III.   George W. Hebard III has served as a director of our company since May 2015. Mr. Hebard has been a Managing Director of Barington Capital Group, a New York investment firm, since January 2014. Mr. Hebard is currently a director of Ebix, Inc. (NASDAQ: EBIX). Mr. Hebard served as Interim Principal Executive Officer and Interim Chief Operating Officer of Enzon Pharmaceuticals, Inc., a position he held as an employee from May 2012 to December 2013 and as a consultant from January 2014 to March 2016. From September 2011 to April 2012, Mr. Hebard was a Managing Director at Icahn Capital L.P., the entity through which Carl C. Icahn manages investment funds. Before joining Icahn Capital, from 2005 to 2011, Mr. Hebard served as a Managing Director at Blue Harbour Group, an investment firm in Greenwich, Connecticut. Before Blue Harbour Group, Mr. Hebard served as a Managing Director at Ranger Partners from 2002 to 2003, and before Ranger Partners, Mr. Hebard was an Associate at Icahn Associates Corp. from 1998 to 2002. Mr. Hebard was a director of Enzon Pharmaceuticals, Inc., from February 2012 to November 2013. He has a masters of business administration from INSEAD and an A.B. in Economics from Princeton University.

We believe Mr. Hebard is well-qualified to serve as a director of our company because of his management experience and his extensive experience with public equity investments, providing additional depth to the Board’s analysis of investment and acquisition opportunities.

Arnold Zimmerman.   Arnold Zimmerman has served as a director of our company since January 2013. Since 2007, he has been President of Catchers Mitt LLC, a marketing consulting company focused on personal care products. From 2002 to 2007, Mr. Zimmerman was the Chairman and CEO of 291 Digital LLC, a graphics imaging and printing company, and from 1999 to 2002 he was Chairman, President and CEO of AM Products Company. He has also held senior executive positions at Revlon-North America and the L’Oreal Retail Hair Products Division from 1967 to 1992. Mr. Zimmerman holds a bachelor of arts from the University of Miami.

We believe Mr. Zimmerman is well-qualified to serve as a director of our company because of his significant directorship experience and experiences leading a number of consumer product companies.

Meetings of the Board of Directors

The Board met on 11 occasions and its standing committees (Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee) met on 12 occasions during our fiscal year ended December 31, 2016. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his period of service. In addition, the Company expects all members of the Board to attend the Annual Meeting. The Company did not hold an annual meeting of stockholders during 2016. Eight regular Board meetings are currently scheduled for the fiscal year 2017. Executive sessions of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting. The role of each standing committee is more fully discussed below.

Corporate Governance

Board Structure

Our Board oversees the management of our company, reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of such officer’s authority to manage our business day to day, and evaluating his or her performance.

Our Board consists of seven directors. In accordance with our certificate of incorporation and by-laws, the number of directors on our Board will be determined from time to time by vote of the Board. Thomas Helms, Jr., who served as our Executive Chairman until May 2016, continues to serve as our Non-Executive Chairman. We believe that the Company and its stockholders are best served by having Mr. Helms serve in this position because he is the person most familiar with our history, business model, and the challenges we face in our industry. Mr. Helms’s wealth of knowledge regarding Company operations and the industry in which we compete positions him to best identify matters for Board review and deliberation.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board may be filled at any time by vote of the remaining directors.

Under our certificate of incorporation, for so long as we or one of our subsidiaries is party to certain distribution agreements with Bolloré, S.A. (“Bolloré”), no person who is a Bolloré competitor or who is an officer, director or representative of a Bolloré competitor or any entity that owns more than a 20% equity interest in a Bolloré competitor will be entitled to serve on the Board. We may require that any director or nominee for director certify that he or she is not disqualified from service on the Board pursuant to these provisions, and the Board is authorized to make such reasonable determinations as shall be necessary to implement the above limitation.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management strategies, including the Company’s implementation of appropriate processes to administer day-to-day risk management. The Board is informed about risk management matters as part of its role in the general oversight and approval of corporate matters. The Board gives guidance to the Company’s management on the risks it believes face the Company, such as the matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. Furthermore, the Board has delegated certain risk management responsibilities to its Audit and Compensation Committees.

Through the Audit Committee’s charter, the Board has authorized it to oversee the Company’s risk assessment and risk management policies. The Audit Committee, in fulfilling its oversight responsibilities, regularly and comprehensively (i) reviews and discusses with management and the independent auditor any significant risks or exposures and assesses the steps management has taken to minimize such risks, (ii) discusses with management and the independent auditor, and oversees the Company’s underlying policies with respect to risk assessment and risk management, and (iii) reviews and discusses with the independent auditor any significant risks identified during the auditor’s risk assessment procedures.

Through the Compensation Committee’s charter, the Board has authorized it to oversee officer and director compensation programs. The Compensation Committee, in fulfilling its oversight responsibilities, designs the compensation packages applicable to the executive officers and Board members. The Compensation Committee also consults with management on the payments of bonuses and grants of equity awards to key employees on a quarterly basis.

The Audit Committee and the Compensation Committee jointly perform an annual risk assessment of our compensation programs for all employees to determine whether these programs encourage unnecessary or excessive risk taking. In conducting this review, each of our compensation programs is evaluated on a number of criteria aimed at identifying any incentive programs that deviate from our risk management objectives. Based on this review in 2016, the committees concluded that we have the right combination of rewards and incentives to drive company performance, without encouraging unnecessary or excessive risk taking by our employees.

The Board’s oversight roles, including the roles of the Audit Committee and the Compensation Committee, combined with the leadership structure of the Board to include Company management, allow the Board to effectively administer risk management policies while also effectively and efficiently addressing Company objectives.

Director Independence

Our Board has determined that under NYSE Rules, Messrs. Baxter, Diao, Glazek, Hebard and Zimmerman are “independent directors.” The Board believes that these directors are also “independent” as that term is defined in the Exchange Act and the rules thereunder.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Under the rules of NYSE, the membership of the Audit Committee is required to consist entirely of independent directors, subject to applicable phase-in periods. In addition, under applicable NYSE and SEC rules our Compensation Committee and Nominating and Corporate Governance Committee are required to consist entirely of independent directors. The following is a brief description of our committees.

Audit Committee

Our Audit Committee is composed of Messrs. Baxter, Diao and Hebard, each of whom satisfies the financial literacy requirements under the applicable rules and regulations of the SEC and listing standards of the NYSE. Mr. Baxter serves as chair of the Audit Committee. The Board has determined that Mr. Baxter qualifies as an “audit committee financial expert” as such term is defined under applicable rules of the SEC. The Audit Committee also satisfies the member independence and other requirements under current NYSE listing standards and SEC rules. Our Audit Committee, among other things, is responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	the quality and integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial records;
•	helping to ensure the independence and performance of the independent registered public account firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management the independent registered public accounting firm, our interim and year-end results of operations;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	the performance of our internal audit function;
•	reviewing related party transactions; and
•	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Audit Committee charter may be found at our website, www.turningpointbrands.com. The Audit Committee met seven times during 2016.

Compensation Committee

Our Compensation Committee is composed of Messrs. Baxter, Glazek and Zimmerman. Mr. Glazek serves as the chair of the Compensation Committee. The Compensation Committee satisfies the member independence requirements under current NYSE listing standards and SEC rules. Our Compensation Committee, among other things, is responsible for:

•	reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers;
•	administering our equity compensation plans;
•	reviewing, approving and making recommendations to our Board regarding incentive compensation and equity compensation plans; and
•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Compensation Committee charter may be found at our website, www.turningpointbrands.com. The Compensation Committee met three times during 2016.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Messrs. Diao, Glazek and Hebard. Mr. Hebard serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee satisfies the member independence requirements under current NYSE listing standards and SEC rules. Our Nominating and Corporate Governance Committee is, among other things, responsible for:

•	identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
•	evaluating the performance of our Board and of individual directors;
•	considering and making recommendations to our Board regarding the composition of our Board and its committees;
•	reviewing developments in corporate governance practices;
•	reviewing and recommending to the Board for approval any changes in the compensation of directors;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Nominating and Corporate Governance Committee charter may be found at our website, www.turningpointbrands.com. The Nominating and Corporate Governance Committee met two times during 2016.

Consideration of Candidates for Director

Stockholder recommendations for Board membership should include, among other items, the name of the candidate, age, contact information, present principal occupation or employment, qualifications and skills, background, last five years’ employment and business experience, a description of current or previous service as director of any corporation or organization, other relevant biographical information, the nominee’s consent to service on the Board, and all other information relating to such person as would be required to be disclosed in solicitations of proxies under Regulation 14A of the Exchange Act. A stockholder nominee will be requested to complete a detailed questionnaire in the form that current directors and officers complete.

The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board, and in assessessing nominees, considers such factors as it deems in the best interest of the Company and its stockholders. The manner in which the Nominating and Corporate Governance Committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

Compensation of Directors

As described more fully below, the following table summarizes the total compensation earned for fiscal year 2016 for each of the non-employee directors.

Our non-employee directors (other than Mr. Glazek) currently receive an annual retainer of $50,000, but no meeting fees. The Chairman of the Audit Committee, which is currently Gregory H. A. Baxter, is paid an annual fee of $25,000 and Audit Committee members are paid an annual fee of $10,000. For services provided to us beyond those typically provided by corporate directors, the Board may approve compensation of up to $2,000 per day for outside directors on a case-by-case basis. Employees of ours on our Board do not receive cash compensation for service on our Board, but are eligible to receive stock option grants or restricted stock awards for service on our Board as part of their annual compensation.

The following table summarizes information about director compensation for the year ended December 31, 2016. Mr. Wexler was compensated as an officer and, therefore, did not receive any compensation for service on the Board in 2016. Mr. Glazek did not receive any compensation from us for serving on the Board in 2016.

Name	Fees earned or paid in cash ($)	Total ($)
Gregory H. A. Baxter(1)	75,000	75,000
H. C. Charles Diao(2)	60,000	60,000
George W. Hebard III(3)	55,833	55,833
Arnold Zimmerman(4)	50,000	50,000
(1)	Mr. Baxter received $75,000, composed of Board member fees of $50,000 and an Audit Committee Chairman retainer of $25,000.
(2)	Mr. Diao received $60,000, composed of Board member fees of $50,000 and Audit Committee member fees of $10,000.
(3)	Mr. Hebard received $55,833, composed of Board member fees of $50,000 and Audit Committee member fees of $5,833.
(4)	Mr. Zimmerman received $50,000, composed solely of Board member fees.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers. A copy of the Code of Business Conduct and Ethics is available on our website at www.turningpointbrands.com under the “Investor Relations” section. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including, the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.turningpointbrands.com under the “Investor Relations” section.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of our common stock by:

•	Each person or entity known to us who beneficially owns five percent or more of the common stock;
•	Each of our directors and named executive officers; and
•	All of our directors and executive officers as a group.

Other than with respect to the common stock beneficially owned by Standard General, L.P., which is reported as of March 21, 2017, the table below states beneficial ownership as of March 6, 2017. The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Included in the amount of common stock beneficially owned are shares of common stock subject to exercisable options or warrants or options or warrants that will become exercisable within 60 days of March 6, 2017. The calculation of percent owned by each person assumes that all vested options held by such person have been exercised. The calculation of percent owned by all directors and executive officers as a group assumes that all vested options beneficially held by them and warrants have been exercised.

Name of Beneficial Holder	Position or Title of Beneficial Holder	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Helms Management Corp.(1)	Principal Stockholder	1,740,062	9.2%
Standard General L.P.(2)	Principal Stockholder	11,069,442	58.8%
Fort George Investments, LLC(2)(3)	Principal Stockholder	1,233,090	6.6%
Thomas F. Helms, Jr.(4)	Director	1,742,562	9.3%
Lawrence S. Wexler(5)	President & Chief Executive Officer; Director	535,584	2.8%
Mark A. Stegeman(6)	Senior Vice President, Chief Financial Officer	27,139	*
James W. Dobbins(7)	Senior Vice President, General Counsel, Secretary	165,419	*
Gregory H.A. Baxter(8)	Director	48,090	*
H. C. Charles Diao(9)	Director	41,728	*
David Glazek(10)	Director	—	*
George W. Hebard III(11)	Director	10,432	*
Arnold Zimmerman(12)	Director	62,592	*
Directors and Executive Officers as a Group (10 persons)		2,759,361	14.2%
*	Indicates less than 1%
(1)	The address of Helms Management Corp. is Attn: Thomas Helms, President, 75 Woods Lane, East Hampton, NY 11937.
(2)	This information is based solely on a review of stock ownership reports on Schedule 13D that have been filed by this shareholder with the SEC as of March 21, 2017. The address of Standard General and Mr. Glazek is 767 Fifth Avenue, New York, NY 10153. Of the listed shares 7,403,966, 2,228,943, and 209,464 shares are held by Standard General Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P., respectively.

Standard General also has investment and voting control over 1,233,090 shares owned by Fort George Investments, LLC, for which Standard General acts as a sub-advisor.

Standard General serves as investment manager to each of Standard General Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P. (the “Funds”) and, in that capacity, exercises voting and investment control over the shares held by the Funds. Soohyung Kim is the Chief Executive Officer of Standard General and a director of the general partner of Standard General. By virtue of the foregoing, Standard General and Mr. Kim may be deemed to beneficially own, and have shared voting and dispositive power over, all of the shares held by the Funds and by Fort George. Each of Mr. Kim, Standard General, the Funds and Fort George disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(3)	This information is based solely on a review of a stock ownership report on Schedule 13G filed by this shareholder with the SEC as of March 6, 2017. The address of Fort George Investments, LLC is c/o Corbin Capital Partners, L.P., 590 Madison Avenue, New York, NY 10022.
(4)	All of the voting capital stock of Helms Management Corp. is owned by Mr. Helms, who serves as chairman of its board of directors, and all of the non-voting capital stock of Helms Management Corp. is owned by a trust established by Mr. Helms for the benefit of his children.

Pursuant to a loan and voting agreement among Mr. Helms, Helms Management Corp. and Standard General, on November 19, 2012, Helms Management Corp. pledged 1.46 million shares of common stock to secure a loan from Standard General. On November 23, 2016, Standard General and Mr. Helms entered into an amendment to the loan and voting agreement, pursuant to which Standard General Master Fund agreed to loan an additional $300,000 to Mr. Helms. Mr. Helms has agreed, at the request of Standard General at any time in its sole discretion and within two business days of the request, to repay a portion of the amounts loaned with 150,000 shares of our common stock owned by him, which for such purpose shall be valued at the 30 calendar day trailing volume weighted average price of our common stock on the date of the request. In addition, Mr. Helms provided Standard General, for nine months from the date of the amendment to the loan agreement, authority to exercise investment discretion on his behalf with respect to 500,000 of the shares of our common stock owned by him that have been previously pledged as collateral under the loan agreement. On March 17, 2017, Mr. Helms and Standard General further amended the loan agreement in order to provide that Standard General would loan an additional $700,000 ($1,000,000 in the aggregate) to Mr. Helms and that Mr. Helms, at the request of Standard General at any time in its sole discretion and within two business days of the request, would repay a portion of the amounts loaned by Standard General by delivering an additional 250,000 shares (400,000 shares in the aggregate) of the Company common stock owned by him, which for such purpose will be valued at the 30 calendar day trailing volume weighted average price of the Company common stock on the date of the request. In addition, Mr. Helms agreed to continue to provide Standard General, for nine months from the date of the second amendment, authority to exercise investment discretion on his behalf with respect to 500,000 of the shares of the Turning Point Common Stock owned by him that had been previously pledged as collateral under the loan agreement. See “Certain Relationships and Transactions—Helms Promissory Notes and Loan and Voting Agreement with Standard General.”

(5)	Includes 264,113 shares subject to exercisable stock options. The amount included in the table above includes 56,334 shares held by Mr. Wexler’s children, including shares they hold as custodians for Mr. Wexler’s grandchildren.
(6)	Includes 26,998 shares subject to exercisable stock options.
(7)	Includes 81,378 shares subject to exercisable stock options
(8)	Includes 48,090 shares subject to exercisable stock options.
(9)	Includes 41,728 shares subject to exercisable stock options.
(10)	Mr. Glazek is a Partner of Standard General L.P., which manages Standard General Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P. Mr. Glazek is a Standard General designee on our Board. See footnote 2.
(11)	Includes 10,432 shares subject to exercisable stock options.
(12)	Includes 41,728 shares subject to exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms. Based solely on its review of such copies or written representations from reporting persons, the Company believes that all reports were filed on a timely basis during the fiscal year ended December 31, 2016, with the exception of the following: (i) Mark A. Stegeman filed a late Form 4 on August 29, 2016 to reflect both a grant of restricted stock to him on May 11, 2016 and a grant of stock options to him on August 10, 2016, and (ii) James M. Murray filed a late Form 4 on November 28, 2016 to report both a grant of restricted stock to him on May 11, 2016 and his exercise of a stock option on November 23, 2016.

EXECUTIVE COMPENSATION

This section addresses our executive compensation program for our named executive officers. It includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, or awarded or paid to, our “named executive officers,” which include our principal executive officer and our two other most highly compensated executive officers. This section also describes the compensation actions taken during 2016 and is intended to provide a further understanding of the amounts displayed in the required tabular disclosures. The information set forth in this section is presented pursuant to the reduced disclosure rules applicable to Emerging Growth Companies.

Our named executive officers for 2016 were:

•	Thomas F. Helms, Jr., our Executive Chairman until May 2016;
•	Lawrence S. Wexler, our President & Chief Executive Officer;
•	James W. Dobbins, our Senior Vice President, General Counsel & Secretary; and
•	Mark A. Stegeman, our Senior Vice President & Chief Financial Officer.

Executive Compensation Objectives and Philosophy

One objective of our executive compensation program is to attract and retain qualified, energetic employees who are enthusiastic about our mission and culture. A further objective is to provide incentives and reward each senior executive for his or her contribution to our growth and operating and financial improvement. In addition, we strive to promote an ownership mentality among key leadership executives.

Our Compensation Committee is solely responsible for authorizing the compensation of our named executive officers. In doing so, the Compensation Committee may consult from time to time with the named executive officers. However, the Compensation Committee will at all times retain full responsibility for determining the compensation of our named executive officers, and no named executive officer will participate in the Compensation Committee’s approval of his or her compensation.

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the years ended December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas F. Helms, Jr. Executive Chairman	2016	145,673	—	—	644,322	789,995
	2015	378,750	—	189,375	35,750	603,875

Lawrence S. Wexler President & Chief Executive Officer	2016	695,488	—	883,218	30,616	1,609,322
	2015	641,892	—	646,135	59,587	1,347,614

James W. Dobbins Senior Vice President, General Counsel & Secretary	2016	358,382	—	225,899	20,337	604,618
	2015	342,392	—	175,327	27,750	545,469

Mark A. Stegeman Senior Vice President, Chief Financial Officer	2016	331,464	127,971	192,500	14,203	666,138
(1)	Option Awards reflect the grant date fair value of each award, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Notes 14 and 15 to our Consolidated Financial Statements as of and for the year ended December 31, 2016 in our Annual Report on Form 10-K.
(2)	Performance bonuses in respect of a given year were generally determined in March of the following year and paid shortly thereafter.

(3)	Mr. Helms served as our Executive Chairman until May 2016. During 2016, as our Executive Chairman, Mr. Helms received a car allowance of $8,018, a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $6,146, a parking allowance of $3,665, payment of non-qualified deferred compensation of $700 and severance payments totaling $596,625. Following his termination as our Executive Chairman, Mr. Helms became or Non-Executive Chairman, at which time he began receiving the same retainer paid to our other non-employee directors. This column also includes those fees, totaling $29,167 for 2016.

For 2016, Messrs. Wexler and Dobbins received a car allowance through May of $6,600 and $4,400, respectively, and non-qualified deferred compensation of $10,766 and $2,687, respectively, and they each received a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $13,250. For 2016, Mr. Stegeman received a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $12,788 and non-qualified deferred compensation of $1,415.

Narrative Disclosure to Summary Compensation Table

Elements of Executive Compensation

Elements of executive compensation include: salary, bonus, equity-based compensation, welfare benefits and perquisites, a Company match to our 401(k) defined contribution plan (including contributions to our Restoration Plan (discussed below), where applicable) and other retirement benefits. Each of the named executive officers is party to an individual employment agreement with us. Effective December 31, 2003, we froze our defined benefit retirement plan for our salaried employees, although Messrs. Helms and Dobbins retain benefits under this plan. Individual elements of compensation and the applicable compensation arrangements are described in more detail below.

Salary

The named executive officers receive a fixed annual salary to compensate them for services they render. Until May 2016, Mr. Helms’s base salary remained unchanged from his 2015 base salary of $378,750. Effective April 15, 2016, the base salaries for each of Messrs. Wexler and Dobbins were increased by 2.5% from their 2015 level, to $662,288 and $353,271, respectively, and Mr. Stegeman’s base salary was increased by 1.5% from his 2015 level to $304,500. Pursuant to employment agreements dated November 23, 2015, and effective as of May 10, 2016, the base salaries for each of Messrs. Wexler, Dobbins and Stegeman were increased to $722,925, $365,271 and $350,000, respectively.

Bonus

Our executive compensation program is designed to reward business success and each senior executive’s contribution to our operating and financial performance. In measuring a senior executive’s contribution to us, our Board considers our growth and various financial metrics. We also consider an executive’s performance in managing us in light of general economic conditions, as well as specific company, industry and competitive conditions. Our senior executives participate in a discretionary incentive bonus payment under our Management Bonus Program based on the Board’s assessment of our financial performance and individual performance. The incentive bonus compensation paid to the named executive officers in 2016 for fiscal year 2015 was based upon final financial performance as assessed by the Board based upon our audited 2015 financial statements and such officer’s individual performance in 2015. The incentive bonus compensation paid to the named executive officers in 2017 for fiscal year 2016 was based on similar performance criteria with respect to 2016.

Equity-Based Compensation - 2015 Plan

In April 2015, we adopted the Turning Point Brands, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan authorizes the Compensation Committee to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance. The 2015 Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including allowing us to issue awards that may comply with the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.

Shares Subject to the 2015 Plan. The 2015 Plan authorizes the issuance of 1,400,000 shares of our common stock in connection with awards pursuant to the 2015 Plan. No more than 1,400,000 of the total number of shares available for issuance under the 2015 Plan may be issued upon the exercise of incentive stock options (“ISOs”). The number of shares with respect to awards (including options and stock appreciation rights

(“SARs”)) that may be granted under the 2015 Plan to any individual participant in any single fiscal year may not exceed 210,000 shares (with grants to non-employee directors limited to 70,000 shares), and the maximum number of shares that may be paid to any individual participant in connection with awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code in respect of a single calendar year (including as a portion of the applicable performance period) may not exceed 210,000 shares (or the cash equivalent of such shares), each as subject to potential adjustment as described in the 2015 Plan.

Any shares of our common stock covered by an award granted under the 2015 Plan, which for any reason are canceled or forfeited, or are settled in cash, will again be available for awards under the 2015 Plan. However, (i) shares not issued or delivered as a result of the net settlement of an outstanding stock option or SAR, (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award and (iii) shares repurchased by us using proceeds realized by us in connection with a participant’s exercise of an option or SAR will not again become available for grant.

Subject to the 2015 Plan’s share counting rules, common stock covered by awards granted under the 2015 Plan will not be counted as used unless and until the shares are actually issued or transferred. However, shares issued or transferred under awards granted under the 2015 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, restricted stock units (“RSUs”) or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2015 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2015 Plan, under circumstances further described in the 2015 Plan, but will not count against the aggregate share limit or other limits described above. The various limits described above are subject to potential adjustment as described in the 2015 Plan.

Administration. The 2015 Plan is administered by the Compensation Committee. The Compensation Committee generally may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Compensation Committee’s determinations and interpretations under the 2015 Plan are binding on all interested parties. The Compensation Committee may delegate to a subcommittee or to officers certain authority with respect to the granting of awards other than awards to certain officers and directors as specified in the 2015 Plan.

Eligibility. Certain of our senior executives are eligible to receive grants of stock options, RSUs, SARs and restricted stock under the 2015 Plan, and certain of our senior executives were eligible to receive grants of non-qualified stock options and restricted stock under the 2006 Equity Incentive Plan. No stock options were granted to the named executive officers in 2015. In connection with our IPO, we issued 141 shares of restricted stock to Mr. Stegeman, and in August 2016, in connection with his employment agreement, we granted Mr. Stegeman options to purchase 53,996 shares of our common stock at an exercise price of $9.26, 50% of which were vested immediately and 25% of which will vest on each of the first and second anniversaries of their grant date.

In 2017, the Company established a new performance-based equity incentive program, pursuant to which certain key employees, including our named executive officers, were granted performance-based restricted stock units under the 2015 Plan. There awards are eligible to vest based upon the Company’s return on invested capital achievement during a five-year performance period beginning in 2017.

Equity-Based Compensation - 2006 Plan

As of March 6, 2017, there remained outstanding 1,084,138 unexercised stock options under our 2006 Equity Incentive Plan (the “2006 Plan”). No additional awards may be granted under the 2006 Plan.

Welfare Benefits & Perquisites

We provide the named executive officers with health, dental and vision insurance plans, term life and disability insurance, and certain perquisites. Except with respect to specific perquisites, senior executives may generally elect to participate in these plans on the same basis and terms as all employees.

401(k) Matching Contributions

We provide a company match to the 401(k) defined contribution plan to all eligible employees. For the 2015 and 2016 401(k) plan years, we contributed 4% of the participant’s annual base salary to those eligible salaried employees contributing 4% or greater of their salary. For those eligible salaried employees contributing less than 4% of annual base salary, we matched the contribution by 100%. In each of 2015 and 2016, we also made a discretionary contribution equal to 1% of the participant’s annual base salary to those eligible salaried employees.

Restoration Plan

We adopted a Restoration Plan in 2013 (the “Restoration Plan”), to give parity in benefits to executives with those benefits offered to employees generally via our 401(k) defined contribution plan. The Restoration Plan credits bookkeeping liability accounts for selected executives each year in amounts equal to amounts those executives would otherwise have been credited under the 401(k) plan. The Internal Revenue Code of 1986, as amended (the “Code”), allowed only up to $265,000 (in 2016; indexed each year) in total compensation to be considered in allocating contributions to a tax-qualified plan, so credits will be made to the non-qualified Restoration Plan for selected executives on compensation paid above that level, at the same percentage rate as applies to employees generally on pay below that level through the 401(k) plan. Amounts credited to the Restoration Plan grow based on the S&P 500 equity index returns each year. Benefits accrued under the Restoration Plan are not set aside in a trust account, and cannot be paid to the covered executive officer until the seventh month after termination of employment, at which time benefits are forfeited if the termination is deemed for “cause.” Notwithstanding the foregoing restriction on acceleration of payment, we may elect, in our sole discretion and without the covered executive’s consent, to pay the balance of an executive’s benefits to the executive in a lump sum at any time so long as the payment results in the termination and liquidation of the executive’s entire account under the Restoration Plan and the payment does not exceed applicable dollar amounts under Code Section 402(g)(1)(B). Each of the named executive officers participates in the Restoration Plan.

Retirement Plan

We have a noncontributory, defined benefit retirement plan (the “Retirement Plan”), which originally covered all full-time employees, including officers, upon completing one year of service. Effective December 31, 2003, we froze the Retirement Plan for our salaried employees. Messrs. Helms and Dobbins are the only named executive officers who participated in the Retirement Plan during 2016 and 2015.

A participant in the Retirement Plan becomes fully vested before normal retirement at age 65 upon the completion of five years of service. Based on years of service, Messrs. Helms and Dobbins are fully vested under the Retirement Plan. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 and the completion of at least ten years of service (or special early retirement after completion of 30 years of service) and in the event of retirement for disability after completion of five years of service. The amount of the contribution, payment or accrual with respect to a specified person is not and cannot readily be separately or individually calculated by the actuaries for the Retirement Plan. Benefits under the Retirement Plan are based upon application of a formula to the specified average compensation and years of credited service at normal retirement age. Compensation covered by the Retirement Plan consists of the average annual salary during any five consecutive calendar years in the last ten years of an employee’s service, which affords the highest salary, or, if employed for less than five years, the average annual salary for the years employed. The Retirement Plan benefits are not subject to any deduction for social security payments.

Prior Employment Agreements

Thomas F. Helms, Jr.

We and Mr. Helms were parties to an Amended and Restated Employment Agreement (the “2008 Agreement”), whereby Mr. Helms served as Executive Chairman of our Board. On December 4, 2015, we and Mr. Helms entered into an amendment to the 2008 Agreement (the “Amendment”). Pursuant to the Amendment, upon the closing of our IPO, Mr. Helms’ employment and the 2008 Agreement both terminated effective immediately. Following the termination of the 2008 Agreement, neither we nor Mr. Helms have any further rights, obligations or duties under the 2008 Agreement, except for certain rights Mr. Helms has to indemnification by us that survived the termination of the 2008 Agreement. In consideration of the Amendment, we paid Mr. Helms $298,312.50 following the closing of our IPO and an additional $298,312.50 on the three-month anniversary of the closing of the IPO.

Lawrence S. Wexler

Under a prior employment agreement with Mr. Wexler, our President and Chief Executive Officer, he received: (i) an annual base salary ($646,135 for 2015 and $662,288 as of May 2016), subject to adjustment, and was eligible for a target potential management bonus (75% of salary originally, and subsequently increased to 100% of salary for 2015); (ii) a monthly vehicle allowance; and (iii) four weeks annual paid vacation. We also provided Mr. Wexler an amount ($18,205 in 2015) to purchase life insurance. He was also entitled to participate in our group benefit and stock incentive plans.

James W. Dobbins

Under a prior employment agreement with Mr. Dobbins, our Senior Vice President and General Counsel, he received: (i) an annual base salary ($344,654 for 2015 and $353,271 as of May 2016), subject to adjustment, and was eligible for a target potential management bonus of 50% of salary; (ii) a monthly vehicle allowance; and (iii) four weeks annual paid vacation. He was also entitled to participate in our group benefit and stock incentive plans.

Mark A. Stegeman

Under a prior employment agreement with Mr. Stegeman, our Senior Vice President and Chief Financial Officer, he received (i) an annual base salary ($300,000 for 2015 and $304,500 as of May 2016), subject to adjustment, and was eligible for a target potential management bonus of 50% of salary, and (ii) three weeks annual paid vacation. He was also entitled to participate in our group benefit and stock incentive plans. Mr. Stegeman’s prior employment agreement also provided Mr. Stegeman the right to receive options to purchase Company stock worth $500,000; however, no stock options were issued to Mr. Stegeman under that employment agreement.

Current Employment Agreements

In November 2015, we entered into new employment agreements with each of Messrs. Wexler, Dobbins and Stegeman which became effective and replaced their prior employment agreements upon the completion of our IPO in May 2016 (collectively, the “2016 Employment Agreements”).

Upon a termination of employment by us without “cause” or by the applicable executive for “good reason” (each as defined in the applicable executive’s 2016 Employment Agreement), each of Messrs. Wexler, Dobbins and Stegeman would be entitled to severance payments comprised of the following: (1) accrued compensation and benefits; (2) continuation of then-current base salary for 12 months, to be paid in accordance with our normal payroll practices; (3) a cash severance bonus equal to the average annual cash bonus received by the applicable executive for the 24-month period before the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for the executive and his eligible dependents for 12 months.

In the event of a termination of employment by us without cause or by the applicable executive for good reason within one year following a “change of control” (as such term is defined in the applicable executive’s 2016 Employment Agreement), or within 12 months of the effective date of his 2016 Employment Agreement, each of Messrs. Wexler, Dobbins and Stegeman would be entitled to severance payments comprised of the following (in lieu of any other severance payments under the 2016 Employment Agreements): (1) the accrued compensation and benefits; (2) continuation of then-current base salary for 24 months, to be paid in accordance with our normal payroll practices; (3) a cash severance bonus equal to two-times the average annual cash bonus received by the applicable executive for the 24-month period before the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for the executive and his eligible dependents for 12 months.

In general, the foregoing severance payments and other benefits are subject to the applicable executive executing and delivering a release of claims to us. Pursuant to their respective 2016 Employment Agreements, Messrs. Wexler, Dobbins and Stegeman are each subject to certain restrictive covenants, including non-competition and non-solicitation restrictions during the employment term, and for a post-termination period equal to the number of months the executive is entitled to receive salary continuation pursuant to the severance provisions described above.

In addition, if any payment made to Messrs. Wexler, Dobbins or Stegeman would be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the amounts payable to the applicable executive will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise taxes.

Lawrence S. Wexler

Mr. Wexler’s 2016 Employment Agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days before the end of the applicable term. Pursuant to his 2016 Employment Agreement, Mr. Wexler is entitled to receive an annual base salary of $722,925, subject to adjustment by the Board. Mr. Wexler is eligible to receive an annual cash bonus award, with a target bonus opportunity equal to 100% of base salary. The annual bonus is payable upon the achievement of designated performance metrics pursuant to our annual bonus award program, as determined by the Board.

James W. Dobbins

Mr. Dobbins’s 2016 Employment Agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days before the end of the applicable term. Pursuant to his 2016 Employment Agreement, Mr. Mr. Dobbins is entitled to receive an annual base salary of $365,271, subject to adjustment by the Board. Mr. Dobbins is eligible to receive an annual cash bonus award, with a target bonus opportunity equal to 50% of base salary. The annual bonus is payable upon the achievement of designated performance metrics pursuant to our annual bonus award program, as determined by the Board.

Mark A. Stegeman

Mr. Stegeman’s 2016 Employment Agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days prior to the end of the applicable term. Under his employment agreement, Mr. Stegeman is entitled to receive an annual base salary of $350,000, subject to adjustment by the Board. Mr. Stegeman is eligible to receive an annual cash bonus award, with a target bonus opportunity equal to 50% of his base salary. The annual bonus is payable upon the achievement of designated performance metrics pursuant to our annual bonus award program, as determined by the Board. Pursuant to his 2016 Employment Agreement, during 2016, Mr. Stegeman was issued options to purchase 53,996 shares of Company stock at an exercise price of $9.26 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning equity awards held by each of the named executive officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Date of grant		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas F. Helms, Jr.	—		—	—	—	—	—	—

Lawrence S. Wexler	9/18/2007	(1)	228,122	—	1.06	9/18/2017	—	—
	11/4/2008	(1)	31,296	—	1.06	11/4/2018
	8/8/2014	(1)	4,695	—	3.83	8/8/2024

James W. Dobbins	9/18/2007	(1)	36,512	—	1.06	9/18/2017	—	—
	11/4/2008	(1)	20,864	—	1.06	11/4/2018
	8/25/2011	(1)	31,296	—	3.83	8/25/2021
	8/8/2014	(1)	5,216	—	3.83	8/8/2024

Mark A. Stegeman	5/11/2016	(2)	—	—	—	—	141	1,727
	8/10/2016	(3)	26,998	26,998	9.26	8/10/2026	—	—
(1)	Options to purchase shares of our stock granted pursuant to the 2006 Plan.
(2)	Restricted stock granted under our 2015 Plan in connection with our IPO that will vest in three annual installments on the first, second and third anniversaries of the grant date.
(3)	Options to purchase shares of our stock granted under the 2015 Plan pursuant to his 2016 Employment Agreement. 50% vested at grant and 25% vesting on the first two anniversaries of the date of grant, August 10, 2016.

Equity Compensation Plan Information

The following table contains information about our equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,637,762	$2.41	1,320,060
Equity compensation plans not approved by security holders	—	—	—
Total	1,637,762	—	1,320,060

AUDIT COMMITTEE REPORT

The Audit Committee has met and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as with the Company’s independent auditor, RSM US LLP, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent auditor’s work product.

The Audit Committee has discussed with RSM US LLP the matters required to be discussed by Auditing Standard No. 16, “Communications With Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP communications with the Audit Committee concerning independence. The Audit Committee also considered whether RSM US LLP non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE:

Gregory H. A. Baxter (Chair)
H. C. Charles Diao
George W. Hebard III

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policies Regarding Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our senior legal officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The senior legal officer will then promptly communicate that information to the Audit Committee of our Board. Following our IPO, no related person transaction may be executed without the approval or ratification of the Audit Committee. In general, the Audit Committee will approve or ratify only related person transactions that we believe are at least as favorable to us as those we would obtain from an unrelated party. Except as indicated otherwise, all of the relationships and transactions disclosed under this item “Certain Relationships and Transactions,” occurred before our IPO and the implementationof our related person policy.

Helms Promissory Notes and Loan and Voting Agreement with Standard General

On November 19, 2012, Thomas Helms, Jr., Helms Management Corp. and Standard General entered into a Loan and Voting Agreement. Mr. Helms pledged approximately 1.46 million shares of his Company stock to Standard General as collateral for the loan. Pursuant to the Loan and Voting Agreement, Standard General holds a first priority lien on the pledged shares. In connection with the IPO, the parties amended the Loan and Voting Agreement to remove the provisions related to Board size and the provisions requiring each of the parties to vote for the other parties Board designee.

Issuance of Non-Voting Stock to Standard General; Conversion of Non-Voting Stock

At the request of Standard General, on September 25, 2015, we exchanged 938,857 shares of our common stock for 938,857 shares of non-voting common stock. The exchange was made in connection with the restructuring of the funds through which Standard General maintains its interest in us. In June 2016, our Board elected to convert each outstanding share of our non-voting common stock into one share of our voting common stock, and effective as of June 28, 2016, we issued to Standard General 938,857 shares of our voting common stock in exchange for an equivalent number of shares of our non-voting common stock. As of the date of this proxy statement, there are no issued and outstanding shares of our non-voting common stock.

IPO Proceeds

7% Senior Notes and Intrepid Warrants

In November 2013, we issued to certain of our stockholders that qualified as “accredited investors” as defined in Rule 501 under the Securities Act rights to purchase their proportionate share of units consisting of our 7% Senior Notes and warrants to purchase membership units of our subsidiary Intrepid Brands. In connection with the rights offering we entered into a backstop agreement with Standard General pursuant to which Standard General agreed to purchase, immediately following consummation of the rights offering, all units that were not subscribed for and purchased by our stockholders. The rights offering expired in January 2014, and we issued a total of $11,000,000 aggregate principal of our 7% Senior Notes and warrants to purchase 11,000,000 membership units of Intrepid Brands upon exercise of the rights issued in the rights offering. In addition to Standard General, Lawrence Wexler, James Dobbins and Helms Management Corp. exercised the rights they received in the rights offering. Standard General, Lawrence Wexler, James Dobbins and Helms Management Corp exchanged an aggregate of $11.2 million (including unpaid interest) of our 7% Senior Notes for 1,124,193 shares of our common stock in the IPO. We also redeemed all of the Intrepid warrants. In connection with the exchange of the 7% Senior Notes and the redemption of the Intrepid Warrants, Standard General, Lawrence Wexler, James Dobbins and Helms Management Corp. received 869,794 shares, 21,106 shares, 587 shares and 232,706 shares of our common stock, respectively, and $2,290,901, $90,000, $2,500 and $992,299, respectively.

PIK Toggle Notes

In January 2014 we issued to Standard General PIK Toggle Notes in an aggregate principal amount of $45 million. The PIK Toggle Note bore interest at a rate equal to LIBOR in effect at that time (not less than 1.25%), plus 13.75%, reset quarterly, and were scheduled to mature in January 2021.

In connection with our IPO, Standard General exchanged approximately 46% of the outstanding aggregate principal amount (plus accrued and unpaid interest thereon from December 31, 2015) of the PIK Toggle Notes for 3,168,438 shares of our common stock (of which 440,176 shares of our common stock is owned by Fort George).

Intrepid Options

In August 2014, we adopted the Intrepid Option Plan for units of ownership in Intrepid Brands. Pursuant to the Intrepid Option Plan, on August 8, 2014, we granted to Messrs. Wexler, Dobbins and Murray Intrepid Options to purchase 322,211, 120,479 and 175,903 units, respectively, of Intrepid Brands, with an exercise price of $1.00 per unit. Each option was vested with respect to 50% of the units at the date of grant, with the remaining 50% vesting in two equal annual installments beginning on August 8, 2015. We used a portion of the proceeds from our IPO to repurchase all vested Intrepid Options in accordance with the terms of the Intrepid Option Plan. Messrs. Wexler, Dobbins and Murray received $161,106, $60,240 and $87,952, respectively, for their Intrepid Options.

The following table sets forth the cash proceeds as well as the number of shares of our common stock received by Standard General and each of our executive officers and directors in connection with the IPO:

Principal Stockholders	Total		Common Stock
Standard General	$37,708,964	(1)	4,038,232	(2)
Helms Management Corp.	$992,299		232,706
Executive Officers
Lawrence Wexler	$251,106		21,106
James Dobbins	$62,740		587
James Murray	$87,952		—
(1)	Includes $6.1 million paid to Fort George for its exchange of Intrepid Warrants and PIK Toggle Notes.
(2)	Includes 869,794 shares issued with respect to the 7% Senior Notes and 3,168,438 shares with respect to the PIK Toggle Notes (of which 440,176 shares are owned by Fort George).

Anchor Order

Standard General and Fort George purchased an aggregate of $34 million of our common stock in our IPO.

Other Arrangements

Thomas F. Helms, III, son of our Executive Chairman Thomas F. Helms, Jr., is employed by us as Director of Trade Marketing. During the year ended December 31, 2016, he received aggregate compensation of $162,382.

Credit Line with Standard General

During 2016, we were parties to an agreement with Standard General for a credit line of up to $50 million, which was available to finance acquisitions approved by Standard General. The line of credit terminated by its terms in December 2016. Borrowings under the line were to mature on the fifth anniversary of the IPO. Borrowings under the line of credit would have borne interest at a floating rate equal to LIBOR plus a margin of 6.5% with a LIBOR floor of 1.0%. We did not draw on this line of credit before its termination.

Stockholders’ Agreement

Until November 2016, we and certain of our stockholders were parties to a Stockholders’ Agreement, setting forth among other things, the manner in which our directors were to be selected. Pursuant to the Stockholders’ Agreement, Mr. Helms had the right to vote a number of shares of common stock in respect of the election of directors sufficient to elect all our directors. Mr. Helms also had the right to vote a number of shares of common stock in respect of the election of directors pursuant to transfer agreements that preceded the Stockholders’ Agreement. The Stockholders’ Agreement also set forth certain restrictions on the transfer of shares of our common stock by stockholders and on the acquisition by existing stockholders of investments in competitors of Bolloré.

In connection with the IPO, we amended the Stockholders’ Agreement to include a six month lock-up provision applicable to any shares held by the parties to the agreement that mirrored the lock-up agreements signed by our directors and executive officers in connection with the IPO. All other substantive provisions of the Stockholders’ Agreement terminated upon the consummation of the IPO, and the Stockholders’ Agreement terminated in its entirety upon the expiration of the six month lock-up period.

Registration Rights Agreement

In connection with the completion of the IPO, we entered into a registration rights agreement with Standard General, Mr. Helms and certain other stockholders.

Under the registration rights agreement, each of Standard General and the Helms Parties can require that we register for resale their shares of our common stock. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, each of Standard General, Thomas Helms, Jr. and Helms Management Corp. can require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions.

The registration rights agreement includes customary piggyback rights for parties to the agreement in connection with registrations by us, including registrations filed in connection with a demand registration. Piggyback registration rights will be subject to customary underwriter cutback provisions, except with respect to shares offered by us.

In connection with the registrations described above, we will indemnify any selling stockholders, or contribute to payments the selling stockholders may be required to make, and we will bear all fees, costs and expenses (except underwriting commissions and discounts and fees and expenses of financial advisors of the selling stockholders and their internal and similar costs).

Indemnification of Directors, Officers and Standard General

In connection with the IPO, we entered into an indemnification agreement with each of our executive officers and directors and with Standard General that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

PRESENTATION OF PROPOSALS

Proposal 1 – Election of Directors

The Company’s by-laws provide that the number of directors on our Board will be determined from time to time by a vote of the Board. Our Board currently consists of seven (7) directors. At the Annual Meeting, we are electing seven (7) directors for a term of one year each.

Nominees for Election as a Director

Set forth below are the Board members who will stand for re-election at the Annual Meeting, together with their age, all Company positions and offices they currently hold, and the year in which they joined the Board. Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for a substitute nominee.

Name	Age	Position or Office	Director Since
Thomas F. Helms, Jr.	76	Non-Executive Chairman	1997
Lawrence S. Wexler	64	President & CEO; Director	2013
Gregory H. A. Baxter	63	Director	2006
H.C. Charles Diao	59	Director	2012
David Glazek	39	Director	2012
George W. Hebard	43	Director	2014
Arnold Zimmerman	79	Director	2013

Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR THE DIRECTORS OF THE COMPANY SET FORTH ABOVE FOR ONE YEAR EACH.

Proposal 2 – Ratification of Independent Auditors

As more particularly described in this proxy statement, the Audit Committee is directly responsible for managing the Company’s independent auditors, which includes, without limitation, (i) pre-approving all audit and permitted non-audit services provided by our independent auditors, and (ii) the appointment, compensation, retention and oversight of the Company’s independent auditors. In connection with the same and pursuant to its charter, the Audit Committee has appointed the firm of RSM US LLP to serve as the independent auditors to audit the consolidated financial statements and the internal control over financial reporting of the Company for the fiscal year which ends on December 31, 2017. The Board and the Audit Committee jointly agree that the continued retention of RSM US LLP is in the best interest of the Company and its stockholders. Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of RSM US LLP. If the stockholders fail to ratify the appointment of RSM US LLP, the Audit Committee will take this result into account when appointing an independent auditor for fiscal year 2017. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm as the Company’s independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of RSM US LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

We paid the following fees to RSM LLP for fiscal years 2016 and 2015:

	2016	2015
Audit Fees	$489,391	$420,160
Audit-related Fees	$265,779	$358,565
Tax Fees	0	0
All Other Fees	0	0
	$755,170	$778,725

Audit Fees

RSM US LLP charged $489,391 in fiscal year 2016 and $420,160 in fiscal year 2015 for audit fees. These include professional services in connection with the audit of the Company’s annual financial statements and its internal control over financial reporting. They also include reviews of the Company’s financial statements included in the Company’s Quarterly and Annual Reports on Form 10-Q and Form 10-K and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown.

Audit-related Fees

RSM US LLP charged $265,779 in fiscal year 2016 and $358,725 in fiscal year 2015 for audit-related fees. Fees in 2016 and 2015 relate to our IPO. Fees in 2016 also relate to consummated acquisitions.

Tax Fees

RSM US LLP did not charge the Company for any tax services in fiscal years 2016 or 2015.

All Other Fees

RSM US LLP did not charge the Company for any non-audit services in fiscal year 2016 or 2015.

Pre-approval Policies and Procedures

The Audit Committee pre-approved all audit and audit-related services provided to the Company by RSM US LLP before management engaged the auditors for those purposes. The policy of the committee is to review all engagement letters for accounting firms for non-audit services.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF RSM US LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

STOCKHOLDER PROPOSALS

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2018 annual meeting of stockholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Corporate Secretary of the Company at the Company’s principal executive offices no later than December 7, 2017. Stockholder proposals should be submitted to the Corporate Secretary of the Company at 5201 Interchange Way, Louisville, Kentucky 40229. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2018 annual meeting. The rules of the SEC set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting of stockholders.

In addition, the Company’s by-laws, a copy of which is available upon request, provide that only such business which is properly brought before a stockholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a stockholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less 45 or more than 75 days before the one-year anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting of stockholders; provided, however, if the meeting is convened more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, notice must be recived not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such meeting is made. To be in proper written form, a stockholder’s notice to the Company’s Corporate Secretary must, among other things, set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such stockholder, and (iv) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

Accordingly, a stockholder who intends to raise a proposal to be acted upon at the 2018 Annual Meeting, but who does not desire to include the proposal in the Company’s 2018 proxy statement, must inform the Company by sending written notice to the Company’s Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229, no earlier than January 21, 2018 nor later than February 20, 2018. The persons named as proxies in the Company’s proxy for the 2018 annual meeting may exercise their discretionary authority to act upon any proposal which is properly brought before a stockholder meeting.

STOCKHOLDERS’ COMMUNICATIONS WITH THE BOARD

Stockholders that want to communicate in writing with the Board, or specific directors individually, may send proposed communications to the Company’s Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229. The proposed communication will be reviewed by Mr. Dobbins and by the Audit Committee. If the communication is appropriate and serves to advance or improve the Company or its performance, it will be forwarded to the Board or the appropriate director.

FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, accompanies this proxy statement. The Company’s Annual Report does not form any part of the material for solicitation of proxies.

Any stockholder who wishes to obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes financial statements, and is required to be filed with the SEC, may access it at www.turningpointbrands.com in the Investor Relations section or may send a written request to James Dobbins, General Counsel and Corporate Secretary, Turning Point Brands, Inc., 5201 Interchange Way, Louisville, Kentucky 40229.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ James Dobbins
James Dobbins
Corporate Secretary

Louisville, Kentucky

April 7, 2017

Please vote your shares through any of the methods described on the proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting, you may still vote in person, since the proxy may be revoked at any time before its exercise by delivering a written revocation of the proxy to the Company’s Corporate Secretary.

TURNING POINT BRANDS

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/tpb
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 16, 2017.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 16, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

01 Gregory H. A. Baxter
02 H.C. Charles Diao
03 David Glazek
04 George W. Hebard
05 Thomas F. Helms, Jr.
06 Lawrence S. Wexler
07 Arnold Zimmerman

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TURNING POINT BRANDS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 17, 2017
9:30 a.m. (EDT)

TURNING POINT BRANDS

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint James Dobbins and Brian Wigginton, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments.

See reverse for voting instructions.